AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998

                         Commission file No. 333-65465

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                  -----------------

                         POST-EFFECTIVE AMENDMENT NO. 1 TO
                                      FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                  -----------------

                                INTERCORP EXCELLE INC.
                (Exact Name of Registrant as Specified in Its Charter)


                                   ONTARIO, CANADA
            -------------------------------------------------------------
            (State or Other Jurisdiction of Incorporation or Organization)


                                         N/A
                         -----------------------------------
                         (I.R.S. Employer Identification No.)


                 1880 ORMONT DRIVE, TORONTO, ONTARIO, CANADA, M9L2V4
             ------------------------------------------------------------
            (Address, including Zip Code, of Principal Executive Offices)


                                1997 STOCK OPTION PLAN
                              -------------------------
                              (Full Titles of the Plans)


                                      Copies To:


       ARNOLD UNGER                          JAY M. KAPLOWITZ, ESQ.
   CHIEF EXECUTIVE OFFICER                   ARTHUR S. MARCUS, ESQ.
    Intercorp Excelle Inc.          Gersten, Savage, Kaplowitz & Fredericks, LLP
     1880 Ormont Drive                        101 East 52nd Street
Toronto, Ontario M9L2V4 Canada              New York, New York 10022
      (416) 744-2124                            (212) 752-9700


If any of the shares being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /x/

                            CALCULATION OF REGISTRATION FEE

-------------------  --------------  ----------------  -----------------  ----------------
                                     Proposed          Proposed
                                     Maximum           Maximum
Title of Securities  Amount Being    Offering Price    Aggregate          Amount of
To Be Registered     Registered(2)   Per Security      Offering Price     Registration Fee
-------------------  --------------  ----------------  -----------------  ----------------
Common Shares,
no par value           500,000           $5.50            $2,750,000         $811.25(1)
-------------------  --------------  ----------------  -----------------  ----------------



----------------
(1)  Previously paid with Filing of Form S-8 on October 8, 1998.

                                   EXPLANATORY NOTE


     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on October 8, 1998 relates to the registration of an aggregate of 500,000 shares of Common Stock issuable upon the exercise of options granted or eligible for grant under the Company's 1997 Stock Option Plan. Pursuant to General Instruction C of Form S-8, this Registration Statement contains a Prospectus prepared in accordance with the requirements of Form S-8 and Rule 424(b) of the Securities Act of 1933, as amended, relating to the reoffering of up to 32,500 shares issuable upon exercise of stock options granted or to be granted under the Plans by the holders of such options (the "Selling Shareholders"). No other changes to the Registration Statement previously filed with the Commission on October 8, 1998, File No. 333-65465, are being made and Parts I and II of the Registration Statement are incorporated here by reference.

PROSPECTUS

                                INTERCORP EXCELLE INC.

                                     -----------

                            32,500 SHARES OF COMMON STOCK
                                     NO PAR VALUE

                                     -----------

     This Prospectus relates to the resale of 32,500 shares (the "Shares") by certain selling shareholders ( Selling Shareholders ) of the common stock no par value (the "Common Stock"), of Intercorp Excelle Inc. (the "Company") issued upon exercise of certain options (the "Option Shares"), as set forth herein, by employees, directors and consultants to the Company pursuant to the Company s 1997 Stock Option Plan (the "Stock Option Plans") (the "Option Shares" issuable upon exercise of such option shall hereinafter be alternatively known as the "shares"). All of the Securities are being issued pursuant to the Stock Option Plan. The Company has been advised by the Selling Shareholders that they may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Company may receive proceeds from any exercise of options granted pursuant to the Stock Option Plans.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE INFORMATION HEREIN SINCE THE DATE HEREOF. SEE "RISK FACTORS."

                       ---------------------------------------
                   The date of this Prospectus is October 16, 1998



     The Shares that may be offered from time to time by Selling Shareholders may be sold through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     The Selling Shareholders each may be deemed to be "an underwriter", as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Shareholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by the Shareholders will be borne by the Company. All brokerage commissions, if any, attributable to the sale of the shares offered by the Selling Shareholders will be borne by the Selling Shareholders. See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which, such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

     Under the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder, any person engaged in a distribution of the shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to shares of the Common Stock during the applicable "cooling off" period (one or five days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of the shares by the Selling Shareholders.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") as applied for foreign issuers and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048; 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

     The Company's Common Stock is quoted on The Nasdaq SmallCap Market ("NASDAQ"). Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

     This Prospectus is part of the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, as amended, and the exhibits and schedules thereto. For further information with respect to the Company, references is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Intercorp Excelle Inc. (the "Company") with the Commission are incorporated herein by reference:

     (1) The Company's Prospectus filed October 10, 1997 filed under Rule 424(b) (File No. 333-7202.

     (2) The Company's Annual Report on Form 10-KSB for the Year Ended January 31, 1998.

     (3)  The Company's Proxy Statement on Form 14A filed on June 1, 1998.

     (4) The Company's Quarterly Reports on Form 10-QSB for the Quarter Ended April 30, 1998 and the Quarter Ended July 31, 1998.

     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the shares offered hereunder have been sold or deregistering all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement, as amended, and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference in this Registration Statement, as amended, shall be deemed to be modified or superseded for purposes of this Registration Statement, as amended, to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, as amended. All information appearing in this Registration Statement, as amended, is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement, as amended, by reference, except exhibits to such documents. Requests for such information should be directed to Intercorp Excelle Inc., 1880 Ormont Drive, Toronto, Ontario M9L2V4 Canada, (416) 744-2124


                                     THE COMPANY


PRODUCTS

     The Company manufactures markets and distributes over 200 products including salad dressings, dips, sauces, marinades and mayonnaise. The salad dressings are marketed throughout Canada and in some regions of the United States. The Company distributes a line of gourmet salad dressings to supermarkets, gourmet stores and specialty shops, primarily in Canada, under the name "Renee's Gourmet-TM-" Salad dressings, dips, sauces, marinades and mayonnaise are also distributed under the brand name "Excelle" and under private labels for both retail and food service establishments, including supermarkets, restaurants, hotels, hospitals, schools and other institutional cafeterias throughout Canada. The private labels are sold under one of such names or the supermarkets' own name. The Company's private labels include Shaw's, Sobey's, President's Choice for Loblaw Companies, Master Choice for A&P and Wegman's.

     All of the products in the Renee's GourmetTM line are made primarily from natural ingredients and are preservative and MSG free, as well as being low in sodium. Certain of the Company's products are also designed to serve certain specific health conscience markets. For example, the Company markets products which are made without milk, sugars or vegetable oils for consumers who are lactose intolerant, diabetics or allergy-prone. The Renee's line includes Ranch, Caesar, Chunky Blue Cheese and Might Caesar, as well as more exotic flavors such as Poppy Seed and Greek Feta. Renee's has the largest market share of any refrigerated salad dressing in Canada, according to recent AC Nielsen reports.

     The Company also distributes a line of low fat dressing "Renee's Gourmet Naturally Light-TM-" intended for the growing diet and health conscience market. The low-fat line includes Country Ranch, Ravin' Raspberry Vinegrette, Mediterranean Vinegrette, Roasted Red Pepper, Spring Herb Garlic Vinegrette and Jazzy Blue Cheese. During the summer of this year, management successfully launched an extension of the Renee's Gourmet line which includes low-fat meat marinades and dipping sauces.

     Excelle products are made from premium ingredients. The Company produces many salad dressings, dips, sauces, marinades and mayonnaise, including sauces such as Peanut Sauce,

Hickory Sauce and Wing Sauces. The Company markets these products to supermarkets under the Excelle label as well as the supermarkets' own brand under private label arrangements.

     The Company also makes exclusive specialty dressings for restaurants under their own names. Such dressings are made for Kentucky Fried Chicken, East Side Mario's, Druxy's, and other restaurants.

     The Company's products are sold to supermarkets in a variety of bottle sizes and in one gallon containers and individual portion cups and pouches for food service establishments. The salad dressings are sold in the produce section of supermarkets and require refrigeration. Management believes that this is an advantage because fewer competing products are generally sold in the produce section and because such products naturally complement lettuce and other vegetables. The dressings have a four to six month refrigerated shelf life.

     The Company adheres to strict quality standards and uses fresh, natural ingredients. The Company attracts customers by providing salad dressings, sauces and other products which have unusual combinations of flavors and taste ranges, which are not offered by competitors, and because of its focus on healthy products.

MANUFACTURING

     The Company manufactures its salad dressings and other products at its Toronto, Ontario facility. The Company utilizes an integrated assembly process and packaging line for its products which mixes the ingredients, bottles the dressings, adds the appropriate labels and seals the bottles for consumer protection. Because no preservatives are added to the salad dressings, they are refrigerated on-site immediately and remain refrigerated through their shipping and storage, until they are disseminated to various supermarkets, gourmet stores or food service providers.

     The Company currently produces 400,000 to 500,000 pounds of its products per week utilizing 33% of its manufacturing capacity. There are two complete production lines that run all of the bottled products. In addition, the Company has a one gallon line for food service and the capability to produce one and two quart pouches, one to three ounce portion packs, drums and large totes.

     The Company purchases the ingredients for its products from a variety of sources, focusing on the freshest possible sources. These ingredients include vegetables, milk, eggs and a variety of seasonings. The availability of vegetables and other raw materials necessary for the manufacture of the Company's products and the price of many of such materials are factors over which the Company has little or no control except that the Company purchases certain ingredients such as canola oil and sugar on a fixed price basis over a set time period to avoid extreme price increases.

ADVERTISING, MARKETING AND DISTRIBUTION

     Management believes, based on the number of grocery stores chains and gourmet stores that carry its products, that the Renee's Gourmet-TM- line and the Excelle line are available in over 1,500 retail outlets.

     The Company utilizes its own marketing department as well as independent marketing agencies and brokers. The independent brokers generally are individuals and/or companies with well established connections to grocery and gourmet food stores, as well as other food service establishments including restaurants, hotels, hospitals, etc. The brokers receive a commission that ranges between 2% for sales of private label products and 5% for sales of products from the Renee's GourmetTM Line and the Excelle line. Brokers each receive a territory and are responsible to ensure that each product is properly code-dated and shelved.

     The Company's customer base is divided among retail and private label customers, and food service establishments.

     The Company markets and advertises all of its products through a combination of in-store demonstrations and promotional ads on racks, signs, inside displays, national magazine ads, radio commercials, coupon circulars and food shows. The Company uses outside agencies in addition to its in-house marketing department. The Company's employees and its outside agencies conduct sales demonstrations and distribute point of sale materials, as well as develop custom labels and designs for new Renee's GourmetJ product launches.

     The Company has been very successful marketing its products including those sold under private label agreements, and hopes to continue to meet the reputation that it believes it has gained in the industry for its quality private label products and services. The Company intends to aggressively pursue the United States market.

COMPETITION

     The salad dressing market is highly competitive. The Company competes with refrigerated dressings as well as shelf-stable products. Outside the refrigerated sector of the industry, Kraft, Select and Hidden Valley remain large competitors in the retail sector. While the Company does produce shelf-stable products under the Excelle label and for private labels, it is not a significant competitor in this area.

     The Company's Renee's Gourmet-TM- brand products and Excelle products compete with other larger and better capitalized food companies that manufacture refrigerated dressings. The larger competitors who also place their products in the refrigerated produce or dairy sections in the United States include Marie's brand salad dressings, T. Marzetti's, and Naturally Fresh, which three comprise over 70% of the United States market. The Company believes that its competitive standing in the refrigerated section in Canada is maintained by its ability to respond quicker and more individually to customers' needs than its larger competitors.

     The primary food service section competitors that the Company faces in Canada are Kraft, Select, Hellmann's and Richardson's. These companies also produce specialty dressings for restaurants.

     The Company believes that it holds a competitive advantage because its products are made utilizing primarily natural ingredients and are beneficial to those who have health concerns, including those who are lactose intolerant, diabetic, weight conscious or allergy-prone. The Company also believes that its products are attractive to those who desire a flavorful variety of tastes and enjoy different and unusual blends of ingredients. The Company believes that these qualities will enable it to penetrate the United States market. Management emphasizes the versatility of each product as a dressing, dip, sauce, spread or marinade.

NEW PRODUCT DEVELOPMENT

     The Company is constantly evaluating potential new products in order to expand its line of products. The Company is reformulating recipes to develop new flavors. The Company recently developed the Renee's Gourmet Naturally LightTM line which is low in fat and calories to appeal to the growing weight and health conscious market. The Company is currently launching Renee's GourmetTM brand marinades and meat sauces. In addition, the Company intends to make acquisitions of complementary companies or purchase the rights to distribute or manufacture synergistic lines.

EMPLOYEES

     As of September 30, 1998, the Company employs 54 persons, which includes 3 senior executives, 11 managers, 14 support staff and 26 full-time non-unionized hourly laborers. The Company has no unionized employees and believes that its relationship with its employees is good.

PATENTS AND TRADEMARKS

     The Company holds trademarks in Canada on, and is seeking trademark registration in the United States for, both "Renee's GourmetTM" and "Renee's Gourmet Naturally LightTM". The Company believes that its trademarks have significant value and are an important factor in the marketing of its products. The Company does not hold any patents on its recipes or manufacturing processes. Management believes that it provides better protection of its recipes and its market position from competitors by not patenting them, thereby keeping them secret. Management also believes that its unique modifications and improvements of its manufacturing processes are more appropriately protected by remaining a trade secret rather than applying for a patent. The Company requires all of its employees to execute confidentiality agreements.

LEGAL PROCEEDINGS

     The Company has one claim against it from a former employee that was filed in March, 1997 alleging wrongful termination. The suit which has been brought in the Ontario Court (General Division) seeks total damages of $30,000, plus interest. The Company believes that it has a meritorious defense and is vigorously contesting the action to have the claim dismissed. The Company is not aware of any other material legal proceedings now pending or threatened against the Company.

DESCRIPTION OF PROPERTY

     The Company owns a 75,000 square foot facility located in Toronto, Ontario. This plant houses the Company's complete production facilities, warehouse, two large coolers for storage, a research and development department which includes a full lab, shipping and receiving department, order desk, customer service department and executive offices. Management believes that this space is adequate for its production needs in the foreseeable future, as this facility operates only 33% of its capacity.

                                    RISK FACTORS


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREIN SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY AND ITS SECURITIES, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS.


     1. COMPETITION. The Company's business is subject to significant competition. The refrigerated salad dressing market is highly competitive. Outside the refrigerated sector of the industry, Kraft, Select, Hidden Valley and Weight Watcher's are large competitors in the retail sector. The Company is not a significant competitor in the shelf-stable sector of the industry. The primary food service sector competitors that the Company faces are also Kraft, Select, Hellmann's and Richardson's.

     The Company's Renee's GourmetTM brand products compete with other larger and better capitalized food companies that manufacture refrigerated dressings. The larger competitors who also place their products in the refrigerated produce or dairy sections in the United States include Dean's Foods which distributes Marie's brand salad dressings, T. Marzetti's, an independent manufacturer, and Naturally Fresh, which three companies comprise approximately 85% of the United States market. Another significant competitor in the refrigerated section in the United States includes Walden's.

     The private label industry is also highly competitive. Manufacturers compete on price, quality and taste and contracts are awarded based primarily on these criterion. The Company has been successful in competing for private label agreements with several supermarket chains and food service institutions, and has been in fact rated number one for its quality of product and services provided under private label agreements. There are no assurances that the Company will continue to be able to provide prices acceptable to its customers.

     There are also regional competitors that the Company competes with. Certain of the Company's competitors have greater financial and other resources than the Company. See "Business-Competition".

     2. SECURED LOANS; EXISTENCE OF LIENS ON SIGNIFICANT PORTION OF ASSETS. A substantial portion of the Company's assets have been pledged as security for a credit facility with National Bank of Canada. The credit facility includes a Cdn$1.0 million revolving demand loan, Cdn$1.7 million in non-revolving demand loans, Cdn$350,000 U.S. currency forward contract and a Cdn$30,000 business MasterCard. The credit facility is secured by assets of' the Company including assignment of the Cdn$200,000 life insurance policy on Arnold Unger, the Cdn$150,000 life insurance policy on Renee Unger, and the Company's accounts receivable, inventory, outstanding shares of the Company's subsidiaries, and all intangible property.

     There are certain restrictions on debt to equity ratios along with other negative and affirmative covenants. The aforementioned pledge of security makes such assets unavailable to secure additional debt financing, which may affect the Company's ability to borrow further in the future.

     3. REGULATION. The Company is subject to various Canadian and United States regulations relating to health and safety standards. The Company is also responsible for adhering to environmental standards for manufacturing facilities. Regulations in new markets and future changes in existing regulations may adversely impact the Company by raising the cost of production and delivery of dressings and sauces and/or by affecting the perceived healthfulness of the Company's products. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves. Because the Company sells a portion of its products in the United States, the Company must comply with federal regulations administered by the United States Food and Drug Administration (the "FDA") and the United States Department of Agriculture. Food labeling regulations administered by the Secretary of Health and Human Services through the FDA subject the Company to uniform labeling and certain other labeling requirements for its products.

     4. NEW PRODUCT DEVELOPMENT AND MARKET ACCEPTANCE. The perpetuation of the Company's success is dependent upon continued name recognition and acceptance of the Company's existing and new products. No assurances can be made that any or all products will achieve or maintain consumer acceptance. The Company has been developing new flavors and types of sauces for Renee's GourmetTM brand products along with the Excelle brand and private labels. The Company has especially focused on increasing its low-fat and fat-free line of dressing products since low-fat food production is the fastest growing sector of the refrigerated industry. There are no assurances that this trend will persist or that the Company will have the ability to successfully introduce or market any of its new products. Continued product development and commercialization efforts are subject to all of the risks inherent in the development of new products. There is no assurance that the Company will be able to develop, manufacture and distribute new products which achieve market acceptance. See "Business".

     5. EXPANSION INTO UNITED STATES AND OTHER MARKETS. The Company's sales in the United States have been limited to private label products. The Company's brand products do not have name recognition in the United States market. The Company's strategy is to penetrate into the U.S. market and to introduce its brand products into other markets. The U.S. market for refrigerated dressings is highly competitive. In order to penetrate the U.S. and other markets, the Company will have to devote significant resources to advertising and marketing in such countries in order to develop consumer awareness of its products and to procure sufficient shelf space for its products. There can be no assurance that the Company will be successful in its efforts.

     6. LIMITED SHELF-SPACE. The Company's products require refrigeration and are primarily marketed in the produce section where there is substantial competition for limited shelf-space. There is no assurance that the Company will be able to acquire additional shelf-space for its products or maintain its current space. In order to receive shelf-space, the Company often offers discounted initial product shipments, advertising allowances or cash. No assurances may be given that the Company will be able to continue to pay these expenses.

     7. RAW MATERIAL SHORTAGE. The availability and favorable pricing of fresh ingredients for the manufacture of salad dressings, dips, marinades and mayonnaise are factors that the Company cannot control. If the Company cannot be supplied with the raw materials necessary and at favorable prices, the Company could be adversely affected by having to discontinue certain flavors, substitute traditional ingredients for others and/or raise prices. Alteration of products may affect consumer choices and sales and may have a materially adverse effect on the Company's business.

     8. LACK OF PATENT PROTECTION FOR MANUFACTURING PROCESSES OR RECIPES. The Company holds no patents on either its manufacturing processes or recipes. Management believes that it provides better protection of its recipes from competitors by not patenting them, thereby keeping them secret. No assurances can be made that any of the recipes or the manufacturing process would satisfy the requirements for a patent, or if a patent were issued, that it would be enforceable.

     9. SEASONALITY. The Company's business, particularly its retail branded dressing segment, is subject to the seasonal variations of the refrigerated salad dressing industry that revolve around the prime produce season in the spring and summer months. Beginning in March through May, the Company increases its production and sales of goods. The Company also experiences surges in sales during November and December. The seasonality of its business has been substantially decreased as a result of the Company's increase in the food service segment, private label business and non-salad dressing products such as sauces, which is consistent throughout the year.

     10. DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend to a significant extent on the efforts of key management personnel, including Renee Unger, its President, Arnie Unger, its Chief Executive Officer, and other key personnel. The Company is in the process of entering into employment agreements with Arnold Unger and Renee Unger and other key employees. The loss of one or more of these key employees could have a material adverse effect on the Company's business. The Company maintains key-man life insurance policies in an amount of $240,000 for Arnold Unger and Renee Unger and may acquire it for other key employees. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified management, technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business.

     11. CONTROL BY EXISTING SHAREHOLDERS. Upon the completion of this Offering, the Company's management will collectively beneficially own 73% of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect the majority members of the Board of Directors and decide matters requiring stockholder approval. See "Principal and Selling Shareholders".

     12. PRODUCT LIABILITY CLAIMS. Although the Company has not been subject to future any claims for product liability, the Company could be subject to future product liability claims in connection with the food products that it sells. As the Company expands its food products lines and distributes more products into the marketplace, the Company's exposure to such potential liability will also increase. The Company currently maintains product liability insurance in the amount of Cdn$2,000,000 ($50,000 limit for product recall), however, this policy only covers certain claims and the cost of legal fees involved in the defense of such claims which are either covered under the policy or alleged in such manner as to invoke the insurer's duty to defend the Company. There is no assurance that such coverage would be adequate in terms and scope to protect the Company in the event of a successful product liability claim. No assurance can be given that the Company will be able to maintain the existing coverage or obtain additional coverage at commercially reasonable rates. To the extent product liability losses are beyond the limits or scope of the Company's insurance coverage, the Company could experience a materially adverse effect upon its business, operations, profitability, and assets.

     13. FREIGHT AND TRANSPORTATION. The Company is dependent on independent freight haulers to ship the Company's products to distribution facilities. The ability of the Company to control its transportation and freight expenses is a significant factor in the Company's gross profit margin. There is no assurance that the Company will be able to maintain acceptable freight and transportation pricing and arrangements. Furthermore, a labor slowdown, strike or other matters beyond management's control may adversely affect the Company's ability to ship its products on a timely basis or at all. See "Business".

     14. NO PRIOR PUBLIC MARKET. Prior to the Company's Initial Public Offering on October 9, 1997, there had been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will be sustained. The stock market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results, may also have a significant impact on the market price of such shares.

     15. APPLICATION OF PROCEEDS. The Company will not receive any proceeds from the Selling Shareholder's sale of shares, although the Company would receive proceeds from any exercise of Options. Any proceeds from such exercise would be applied to working capital. See "Use of Proceeds".

     16. NEED FOR ADDITIONAL FINANCING. A part of the Company's strategy is to acquire companies with related and complementary businesses, although the Company has not presently identified any specific acquisitions. The continued expansion and operation of the Company's business and its ability to make acquisitions may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company may not be able to achieve all of its business plans.

     17. SHARES ELIGIBLE FOR FUTURE SALE. The 500,000 Shares pursuant to this Offering may be immediately traded. Of the 4,110,000 outstanding shares in the Company 2,835,000 shares are "restricted shares" and are owned by "affiliates" of the Company as those terms are defined in Rule 144 promulgated under the Act. Absent registration under the Act, the sale of such shares is subject to Rule 144, as promulgated under the Act. All of the outstanding common shares are freely tradable or otherwise eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. Holders of 2,835,000 shares of Common Stock are affiliates of the Company. All of the Company's shareholders who are affiliates have agreed not to sell or otherwise dispose of any of their shares of Common Stock other than shares issuable upon the exercise of options now owned or issuable upon the exercise of any option for a period of 18 months from October

9, 1997, without the prior written consent of the representative of the Company's Initial Public Offering and which consent would not be unreasonably withheld. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's shares prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and Warrants and could impair the Company's ability to raise capital in the future through the sale of equity shares.

     18. NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future.

     19. NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET. There is no assurance that a public trading market for the Company's shares will be sustained. The Commission has recently approved new rules imposing criteria for listing of shares on the Nasdaq SmallCap Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq SmallCap Market, an issuer, among other things, must have at least $4,000,000 in net tangible assets, $3,000,000 in market value of the public float and a minimum bid price of $5.00 per share. For continued listing, an issuer, among other things, must have $1,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, its Common Stock may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Company's Common Stock, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock.

     20. PENNY STOCK REGULATION. In the event that the Company is unable to satisfy the maintenance requirements for the Nasdaq SmallCap Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or listed on an exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the Company's Common Stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the Common Stock would be severely affected, limiting the ability of broker-dealers to sell the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. There is no assurance that trading in the Common Stock will not be subject to these or other regulations that would adversely affect the market for such securities.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the Selling Stockholder's sale of shares, although the Company would receive proceeds from any exercise of Options. Any proceeds from such exercise would be applied to working capital.

                                   MATERIAL CHANGES

     There have been no material changes since the filing of the Company's Form 10-KSB for the Year Ended January 31, 1997 and which have not been described on Form 10-QSB.

                          PRINCIPAL AND SELLING SHAREHOLDERS

     The Selling Shareholders acquired the shares in connection with the 1997 Stock Option Plan.

     The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to the sale of 32,500 shares by the Selling Shareholders, with respect to the beneficial ownership of the Common Stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive executive officer and by all executive officers, directors and nominees to become directors of the Company as a group, both before and after giving effect to the Offering. Each of the Selling Shareholders are executive officers or directors of the Company or are related to such executive officers or directors. Arnold Unger is the Chief Executive Officer and Co-Chairman of the Board, Renee Unger is the President and Co-Chairman of the Board, Fred Burke is Chief Financial Officer, Chief Operating Officer and a Director, Lori Gutmann is Manager of Retail Marketing and Sales and a Director, and Alysse Unger is Manager of Private Label Marketing and a Director. Lori Gutmann, Alysse Unger and Karen Unger are daughters of Arnold Unger and Renee Unger.

---------------------------- -------------- -------------- -------------- ------------------- --------------
                                             NO. OF SHARES                 NO. OF SHARES
                              NO. OF SHARES  BENEFICIALLY   PERCENT OF     BENEFICIALLY OWNED  PERCENT AFTER
NAME (1)                      BEING SOLD     OWNED          TOTAL SHARES   AFTER OFFERING      OFFERING
---------------------------- -------------- -------------- -------------- ------------------- --------------
Arnold Unger(2)               7,500          1,800,248      43.8%          1,792,748           43.6%
---------------------------- -------------- -------------- -------------- ------------------- --------------
Renee Unger(3)                7,500          1,844,752      44.9%          1,837,252           44.7%
---------------------------- -------------- -------------- -------------- ------------------- --------------
Fred Burke(4)                 7,500          50,000         *              42,500              *
---------------------------- -------------- -------------- -------------- ------------------- --------------


                                         13

---------------------------- -------------- -------------- -------------- ------------------- --------------
Lori Gutman(5)(7)             5,000          25,000         *              20,000              *
---------------------------- -------------- -------------- -------------- ------------------- --------------
Alysse Unger(5)(7)            5,000          25,000         *              20,000              *
---------------------------- -------------- -------------- -------------- ------------------- --------------
Karen Unger(5)                0              0              0              0                   0
---------------------------- -------------- -------------- -------------- ------------------- --------------
The Unger Family Trust(6)     0              710,000        17.3%          710,000             17.3%
---------------------------- -------------- -------------- -------------- ------------------- --------------
John Rothschild(7)            0              2,000          0              2,000               0
---------------------------- -------------- -------------- -------------- ------------------- --------------
Taketo Murata(7)              0              2,000          0              2,000               0
---------------------------- -------------- -------------- -------------- ------------------- --------------
All Executive Officers
and Directors as a Group      32,500         3,039,000      73.9%          3,006,500           73.2%
---------------------------- -------------- -------------- -------------- ------------------- --------------


*    Less than 1%

(1) Unless otherwise indicated, the address is c/o Intercorp Excelle Inc., 1880 Ormont Drive, Toronto, Ontario, Canada M9L 2V4

(2) Includes 35,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable and 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days. See "Management--Stock Option Plan". Includes 213,235 shares of Common Stock owned by 1239414 Ontario Inc. of which Arnold Unger is the sole shareholder.

(3) Includes 35,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable exercisable and 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days. See "Management--Stock Option Plan". Includes 85,294 shares of Common Stock owned by 1239415 Ontario Inc. of which Renee Unger is the sole shareholder.

(4) Includes 35,000 shares of Common Stock issuable upon exercise of the stock options granted under the 1997 Stock Option Plan which are immediately exercisable exercisable and 15,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days. See "Management--Stock Option Plan".

(5) The Unger Family Trust owns 710,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Arnold Unger and Renee Unger are trustees of The Unger Family Trust. Under the terms of the trust instrument, the trustees have the power to vote the shares.

(6) Includes 710,000 shares held by The Unger Family Trust. Arnold Unger and Renee Unger are trustees of The Unger Family Trust, which owns 710,000 shares of Common Stock held in trust for the benefit of Lori Gutmann, Alysse Unger and Karen Unger. Under the terms of the trust instrument, the trustees have the power to vote the shares. Of the 710,000 shares owned by the trust, 529,250 shares of Common Stock are owned by 1239416 Ontario Inc. of which The Unger Family Trust is the sole shareholder.

(7)  Represents shares of Common Stock issuable upon exercise of stock options.


                              DESCRIPTION OF SECURITIES

     The total authorized capital stock of the Company consists of an unlimited number of shares of Common Stock, with no par value, and unlimited number of Preferred Stock, with no par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Articles of Incorporation and By laws of the Company, copies of which are on file with the Commission.

COMMON STOCK

     The Company is authorized to issue an unlimited number of shares of Common Stock, no par value per share, of which as of the date of this Prospectus 4,107,500 shares of Common Stock are outstanding, not including the Shares offered herein.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

     Pursuant to the Business Corporation Act, Ontario ("BCA"), a shareholder of an Ontario Corporation has the right to have the corporation pay the shareholder the fair market value for his shares of the corporation in the event such shareholder dissents to certain actions taken by the corporation such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the BCA.

WARRANTS

     Common Stock Purchase Warrants ("Warrants") have been issued pursuant to a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Transfer and Warrant Agent") and are in registered form. Each Warrant entitles its holder to purchase, during the four year period one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provision referred to below.

     The Warrants may be redeemed by the Company at any time (or earlier with the consent of the Representative) and prior to their expiration, at a redemption price of $.10 per Warrant, on not less than 30 days' prior written notice to the holders of such Warrants, provided that the closing bid price of the Common Stock if traded on the Nasdaq SmallCap Market, or the last sale price per share of the Common Stock, if listed on the Nasdaq National Market or on a national exchange, is at least 150% ($9.00 per share, subject to adjustment) of the exercise price of the Warrants for a period of 20 consecutive business days ending on the third day prior to the date the notice of redemption is given. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or classification of the Common Stock. The Warrants do not confer upon holders any voting or any other rights of shareholders of the Company.

     No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Stock issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors ".

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of an unlimited number of shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

BRIDGE WARRANTS

     In May 1997 the Company issued an aggregate of 175,000 Warrants (the "Bridge Warrants"). The Bridge Warrants entitle the holder to purchase one share of Common Stock for $3.75 per share for a period of four years. The Bridge Warrants are redeemable by the Company at $.10 per Warrant in the event the Company does not complete an initial public offering of its securities by December 31, 1997. The Bridge Warrants are exchangeable at the option of the holder for a like number of warrants with identical terms as the Warrants.

REGISTRATION RIGHTS

     The Company has granted holders of the 175,000 shares of Common Stock purchased in connection with the Bridge Financing piggyback registration rights with respect to certain offerings of the Company registered under the Securities Act following the Effective Date, to the extent the inclusion of such shares is permitted by the managing underwriter for such offering. The Company has no present plans to file any such additional or new registration statement.

     Bridge Warrants, which are restricted from public sale for at least one year through May 22, 1998, have piggyback registration rights and may be exchanged at the option of the warrantholder, for Warrants that are being offered hereby, which Warrants are exercisable at $6.00 per share and will be tradeable.

TRANSFER AGENT, REGISTRAR AND REDEEMABLE WARRANT AGENT

     The transfer agent, registrar and warrant agent for the Common Stock and Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10005.


               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock and the Warrants and upon the exercise, redemption or expiration of the Warrants by a Warrant holder, that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax (a "U.S. Holder"). This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the Code and does not address the tax treatment of a beneficial owner that owns 10% or more of the Common Stock. It does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. Persons considering the purchase of these shares should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a U.S. Holder should consult his tax advisor with regard to the application of the United States federal income tax laws to his situation.

COMMON STOCK

     A U.S. Holder generally will realize, to the extent of the Company's current accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the Common Stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the U.S. Holder (with the value of such dividends computed before any reduction for any Canadian withholding tax). U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the Code, a U.S. Holder may elect to claim Canadian tax withheld or paid with respect to dividends on the Common Stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the Common Stock generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for United States foreign tax credit purposes. U.S. Holders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the Common Stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

     Upon a sale or exchange of a share of Common Stock, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Stock. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if at the time of sale or exchange the Common Stock has been held for more than one year.

WARRANTS

     No gain or loss will be recognized by the holder of a Warrant upon the exercise of the Warrant. The cost basis of the Common Stock acquired upon such exercise will be the cost basis of the Warrant plus any additional amount paid upon the exercise of the Warrant. Gain or loss will be recognized upon the subsequent sale or exchange of the Common Stock acquired by the exercise of the Warrant, measured by the difference between the amount realized upon the sale or exchange and the cost basis of the Common Stock so acquired.

     If a Warrant is not exercised, but is sold or exchanged (whether pursuant to redemption or otherwise), gain or loss will be recognized upon such event, measured by the difference between the amount realized by the holder of the Warrant as a result of sale, exchange or redemption and the cost basis of the Warrant.

     If a Warrant is not exercised and is allowed to expire, the Warrants will be deemed to be sold or exchanged on the date of expiration. In such event, the holder of the Warrant will recognize a loss to the extent of the cost basis of the Warrant.

     Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the Common Stock sold or exchanged or the Warrant sold, exchanged, redeemed, or allowed to expire, as the case may be, was held. A holding period of more than one year results in long-term gain or loss treatment. If a Warrant is exercised, the holding period of the Common Stock so acquired will not include the period during which the Warrant was held.

     THIS SUMMARY IS OF GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR AND NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR IS MADE.

                                 PLAN OF DISTRIBUTION

     The shares offered hereby are being sold by the Selling Shareholder acting
as a principal for its own account.   The distribution of the Shares by the
Selling Shareholder may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholder. The brokers or dealers through or to whom the shares may be sold may be deemed underwriters of the Securities within the meaning of the Securities Act, in which event all brokerage commissions or discounts and the compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except the Selling Stockholder will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.


                                INVESTMENT CANADA ACT

     The Investment Canada Act is a Federal Canadian statute which regulates the acquisition of control of existing Canadian businesses and the establishment of new Canadian businesses by an entity that is a "non-Canadian" as that term is defined in the Investment Canada Act.

     The Company believes that it is not currently a "non-Canadian" for purposes of the Investment Canada Act. If the Company were to become a "non-Canadian" in the future, acquisitions of control of Canadian businesses by the Company would become subject to the Investment Canadian Act. Generally, the direct acquisition by a "non-Canadian" of an existing Canadian business with gross assets of $5,000,000 or more is reviewable under the Investment Canada Act, with a threshold of $168 million for 1996 for "NAFTA investors", as defined under the Investment Canada Act.

     Indirect acquisitions of existing Canadian businesses (with gross assets over certain threshold levels) as well as acquisitions of businesses related to Canada's cultural heritage or national identity (regardless of the value of assets involved) may also be reviewable under the Investment Canada Act. In addition, acquisitions of control of existing investments to establish new, unrelated businesses are not generally reviewable but do require that a notice of the investment be given under the Investment Canada Act. An investment in a new business that is related to the non-Canadian's existing business in Canada is not notifiable under the Investment Canada Act unless such investment relates to Canada's cultural heritage or national identity.

     Investments which are reviewable under the Investment Canada Act are reviewed by the Minister, designated as being responsible for the administration of the Investment Canada Act. Reviewable investments may not be implemented prior to the Minister determining that the investment is likely to be of "net benefit to Canada" based on the criteria set out in the Investment Canada Act.

                                       EXPERTS

     The consolidated financial statements of Intercorp Excelle, Inc. incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended January 31, 1998, have been audited by Schwartz Levitsky, Feldman, LLP, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The by laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Canadian law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriters pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriters in connection with the shares being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NO UNDERWRITER, DEALER, SALESMAN OR
OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION
MUST NOT BE RELIED UPON AS HAVING                INTERCORP EXCELLE INC.
BEEN AUTHORIZED BY THE COMPANY. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER OR SOLICITATION TO ANY PERSON
IN ANY JURISDICTION WHERE SUCH OFFER
OR SOLICITATION WOULD BE UNLAWFUL.
NEITHER DELIVERY OF THIS PROSPECTUS
NOR ANY COMMON STOCK SALE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS             32,500 SHARES OF COMMON STOCK
IF THE COMPANY SINCE THE DATE HEREOF.        OFFERED BY SELLING SHAREHOLDERS

TABLE OF CONTENTS

Available Information                    3
Incorporation of Certain Documents
 by Reference
The Company                              4
Risk Factors                             8
Use of Proceeds                         13
Material Changes                        13
Principal and Selling Shareholders      13
Description of Securities               15
Certain United States Income
 Tax Considerations                     17
Plan of Distribution                    19
Investment Canada Act                   19
Experts                                 19
Indemnification of Officers
 and Directors                          20








                                   October 16, 1998

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.   EXHIBITS

23.1      Consent of Schwartz Levitsky, Feldman, LLP, Independent Auditors

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toronto, Province of Ontario, Canada on the 14th day of October, 1998.


                                        INTERCORP EXCELLE INC.

                                        By: /s/ Arnold Unger
                                           ----------------------------
                                           Arnold Unger
                                           Co-Chairman and Chief Executive
                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                            DATE

Arnold Unger
/s/ Arnold Unger      Co-Chairman, Chief Executive Officer      October 14, 1998

Renee Unger
/s/ Renee Unger       Co-Chairman, President                    October 14, 1998


Fred Burke
/s/ Fred Burke        Chief Operating Officer, Chief            October 14, 1998
                      Financial Officer, Director

Lori Gutmann
/s/ Lori Gutmann      Director                                  October 14, 1998

Alysee Unger
/s/ Alysee Unger      Director                                  October 14, 1998

Taketo Murata
                      Director                                  October 14, 1998

John Rothchild
/s/ John Rothchild    Director                                  October 14, 1998

                                    EXHIBIT INDEX

23.1    Consent of Schwartz Levitsky, Feldman, LLP, Independent Auditors